EX-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL 2023 RESULTS

Evansville, Indiana, March 21, 2024 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the fourth quarter and fiscal year ended February 3, 2024 (“Fiscal 2023”) and provided annual guidance for its fiscal year ending on February 1, 2025 (“Fiscal 2024”).

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Net sales achieved at the high end of the Company’s expectation, totaling $280.2 million in fourth quarter 2023 and $1.176 billion in Fiscal 2023.
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EPS achieved at the mid-range of the Company’s expectation with fourth quarter 2023 GAAP EPS of $0.57 and Adjusted EPS of $0.59; Fiscal 2023 GAAP EPS of $2.68 and Adjusted EPS of $2.70.
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Initiating Fiscal 2024 outlook with net sales expected to grow approximately 5.0 percent at the mid-point of guidance.
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Increasing Rogan’s synergy expectation to approximately $2.5 million annually and accelerating integration to fully capture in Fiscal 2025.
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Dividend increase of 12.5 percent, representing an increased annualized dividend rate to $0.54, approved in March 2024.

“I would like to thank our dedicated team members and vendor partners for their support in driving growth during the key holiday period and setting us up for continued growth in 2024. With the acquisition of Rogan’s, we are now at an all-time high of 429 stores. Rogan’s will be immediately accretive to our results in 2024 and the level of accretion is expected to meaningfully increase in 2025. The integration progress to date has been encouraging and we are raising the full synergy expectation to $2.5 million and accelerating the integration schedule, with the expectation of now realizing full synergies in 2025. We are well positioned to advance our strategy to be the nation’s leading family footwear retailer by accelerating growth, as well as pursuing additional growth initiatives and M&A opportunities in the future,” said Mark Worden, President and Chief Executive Officer.

Fourth Quarter Operating Results

The Company’s financial results for fourth quarter 2023 were consistent with the preliminary results previously announced.

Net sales in fourth quarter 2023 were $280.2 million, down 3.6 percent compared to fourth quarter 2022. The net sales performance was at the high end of the Company’s expectation, driven by strong sales growth during the key December holiday period.

Comparable store sales, in line with the Company’s expectation, declined 9.4 percent in the quarter primarily due to soft trends prior to the December holiday period and weather disruptions in January.

Fourth quarter 2023 marked the 12th consecutive quarter the Company’s gross profit margin exceeded 35 percent. Gross profit margin decreased to 35.6 percent in fourth quarter 2023 on lower merchandise margins and buying, distribution and occupancy deleveraging on lower sales.

Fourth quarter 2023 SG&A included approximately $0.8 million in expenses related to the acquisition of Rogan Shoes, Incorporated (“Rogan’s”) and otherwise declined in the quarter on lower selling expenses.

Fourth quarter 2023 net income was $15.5 million, or $0.57 per diluted share, compared to fourth quarter 2022 net income of $21.6 million, or $0.79 per diluted share.

EPS results in fourth quarter 2023 were in line with the Company’s expectation, primarily driven by net sales performance in the quarter that was at the high end of the Company’s expectation and sustained gross profit margin performance. On an adjusted basis, excluding the approximately $0.8 million in transaction costs in the fourth quarter related to the acquisition of Rogan’s, fourth quarter Adjusted EPS was $0.59 and Adjusted EPS for Fiscal 2023 was $2.70.

Merchandise Inventory

The Company’s inventory optimization improvement plan delivered ahead of expectation in Fiscal 2023, with inventory $43.9 million, or 11.3 percent lower than prior year. As part of the on-going inventory optimization improvement plan, the Company expects further inventory efficiencies in Fiscal 2024, and year end inventory dollars are expected to be lower by approximately $20 million, or 5 percent, versus Fiscal 2023 year end, excluding the impacts of the Rogan’s acquisition.

Acquisition of Rogan’s, Planned Store Growth and Store Modernization

On February 13, 2024, the Company announced the acquisition of Rogan’s, a 53-year-old work and family footwear company with 28 store locations in Wisconsin, Minnesota, and Illinois, for a purchase price of $45 million, subject to further adjustments, and funded entirely with cash generated in Fiscal 2023. The acquisition of Rogan’s is expected to be immediately accretive to the Company’s Fiscal 2024 earnings and it positions the Company as the market leader in Wisconsin, and establishes a store base in Minnesota, the Company’s 36th state, creating additional expansion opportunities.

As previously announced, the Company has an 18-month integration plan in place. Based on progress to date, the Company is increasing its full synergy expectation to approximately $2.5 million annually and is accelerating the integration plan to fully capture those synergies in Fiscal 2025.

As of February 3, 2024, the Company had 400 stores, including 372 Shoe Carnival stores and 28 Shoe Station stores. Today, the Company operates 429 stores following the acquisition of Rogan’s. By the end of Fiscal 2024, the Company expects to operate 430 to 432 stores, representing net growth of 30 to 32 stores. The Company has a strategic growth roadmap in place to surpass 500 stores in 2028, inclusive of organic growth and strategic M&A activity.

The Company continued to modernize its fleet. As of February 3, 2024, approximately 60 percent of the Shoe Carnival store modernization was complete, and the Company expects to modernize additional stores in Fiscal 2024. Total capital expenditures are expected to be in a range of $25 million to $35 million in Fiscal 2024 and lower than Fiscal 2023 and Fiscal 2022 as the store modernization program nears completion.

Dividend and Share Repurchase Program

In March 2024, the Company’s Board of Directors approved a dividend increase of 12.5 percent from 12 cents per share to 13.5 cents per share. The quarterly cash dividend will be paid on April 22, 2024, to shareholders of record as of the close of business on April 8, 2024. With the increase in the quarter, the Company has paid 48 consecutive quarterly dividends.

As of March 21, 2024, the Company has $50 million available for future repurchases under its share repurchase program. During the fourth quarter 2023, the Company did not repurchase any shares.

Capital Management

The 2023 fiscal year end marked the 19th consecutive year the Company ended a year with no debt, fully funding its operations and investments from operating cash flow. At the end of Fiscal 2023, the Company had approximately $111 million of cash, cash equivalents and marketable securities. Compared to year end Fiscal 2022, cash and cash equivalents increased over $47 million in Fiscal 2023 and cash flow from operations increased over $72 million compared to prior year.

Long-Term Profit Transformation

As part of its long-term growth strategy, the Company has invested significantly in CRM capabilities, e-commerce infrastructure, modernization of its store fleet, and acquisitions as key drivers of profitable growth. Since 2019, EPS has increased 84 percent, gross profit margin expanded 570 basis points, and net sales grew 13 percent.

The Fiscal 2024 outlook builds on this sales growth and profit transformation led by the Company’s acquisition strategy, sustained gross profit margin, and increased omnichannel sales.

Fiscal 2024 Outlook

The Company is initiating its financial outlook for Fiscal 2024 and notes that its Fiscal 2024 is a 52-week year and compares to a 53-week year in Fiscal 2023.

The Company expects to grow net sales in Fiscal 2024 led by the recent Rogan’s acquisition, continued strength of the Shoe Station banner and growth in e-commerce sales, combined with the expectation of improving trends in the Shoe Carnival banner.

Below is additional information regarding the Company’s Fiscal 2024 outlook.

Net Sales: Expected to be in a range of $1.21 billion to $1.25 billion, representing growth of 4.0 percent to 6.0 percent versus Fiscal 2023.

Comparable Store Sales: Expected to be in a range of down 3.0 percent to up 1.0 percent versus Fiscal 2023.

Gross Profit Margin: Expected to be approximately even with Fiscal 2023.

Selling, General and Administrative Expenses (“SG&A”): As a percent of net sales, SG&A is expected to be approximately 40 basis points higher than Fiscal 2023. Approximately 20 basis points of the increase is due to expected purchase accounting, transaction and integration costs related to the Rogan’s acquisition and the balance of the increase is primarily driven by approximately $2.5 million of Rogan’s current operating expenses that are expected to be synergized in Fiscal 2025.

Income Tax Rate: Expected to be approximately 26 percent in Fiscal 2024, representing an increase of 230 basis points versus Fiscal 2023 and a negative impact of approximately of $0.08 to EPS.

GAAP EPS: Fiscal 2024 EPS on a GAAP basis is expected to be in a range of $2.50 to $2.70.

Non-GAAP EPS (“Adjusted EPS”): Excluding the expected purchase accounting, transaction and integration costs related to the Rogan’s acquisition, Adjusted EPS is expected to be in a range of $2.55 to $2.75.

Record Date and Date of Annual Shareholder Meeting

The Company announced that April 24, 2024, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 25, 2024.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss its fourth quarter and Fiscal 2023 results and Fiscal 2024 outlook. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Financial Measures

The non-GAAP adjusted results for fourth quarter 2023, Fiscal 2023 and in the Fiscal 2024 outlook discussed herein exclude transaction expenses included in SG&A associated with the Rogan’s acquisition related to deal formation and legal and accounting advice and purchase accounting and integration expenses. These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance and future projections. Specifically, the Company believes the adjusted results provide investors with relevant comparisons of the Company’s core operations. Unaudited adjusted results are provided in addition to, and not as alternatives for, the Company’s reported results and guidance determined in accordance with generally accepted accounting principles. A reconciliation of these non-GAAP measures to the Company's GAAP results and guidance appears below in the tables entitled "Reconciliation of GAAP to Non-GAAP Financial Measures" with respect to adjusted net income and adjusted EPS results in fourth quarter 2023 and Fiscal 2023 and entitled “Reconciliation of GAAP to Non-GAAP Financial Measures for Fiscal 2024 Outlook” with respect to adjusted EPS in the Fiscal 2024 outlook.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of March 21, 2024, the Company operates 429 stores in 36 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Steve R. Alexander

Shoe Carnival – Vice President Investor Relations

(812) 306-6176

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, operations, cash flows and shareholder returns, as well as our growth strategy and profit transformation.

A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the impact of competition and pricing, including our ability to maintain current promotional intensity levels; the effects and duration of economic downturns and unemployment rates; our ability to achieve expected operating results from, and planned growth of, our Shoe Station banner, which includes the recently acquired stores and operations of Rogan’s, within expected time frames, or at all; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to successfully utilize the e-commerce sales channel and its impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and the impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations including at our distribution center located in Evansville, IN; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to effectively integrate Rogan’s, retain Rogan’s employees, and achieve the expected operating results, synergies, efficiencies and other benefits from the Rogan’s acquisition within the expected time frames, or at all; risks that the Rogan’s acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments.; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Fourteen	Thirteen	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$280,169	$290,779	$1,175,882	$1,262,235
Cost of sales (including buying, distribution and occupancy costs)	180,462	179,457	754,492	794,071
Gross profit	99,707	111,322	421,390	468,164
Selling, general and administrative expenses	79,738	82,628	327,885	321,720
Operating income	19,969	28,694	93,505	146,444
Interest income	(1,173)	(407)	(2,917)	(972)
Interest expense	74	70	282	294
Income before income taxes	21,068	29,031	96,140	147,122
Income tax expense	5,548	7,421	22,792	37,054
Net income	$15,520	$21,610	$73,348	$110,068
Net income per share:
Basic	$0.57	$0.80	$2.69	$4.00
Diluted	$0.57	$0.79	$2.68	$3.96
Weighted average shares:
Basic	27,117	27,152	27,231	27,543
Diluted	27,328	27,456	27,407	27,812

Cash dividends declared per share	$0.12	$0.09	$0.44	$0.36

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	February 3, 2024	January 28, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$99,000	$51,372
Marketable securities	12,247	11,601
Accounts receivable	2,593	3,052
Merchandise inventories	346,442	390,390
Other	21,056	13,308
Total Current Assets	481,338	469,723
Property and equipment – net	168,613	141,435
Operating lease right-of-use assets	333,851	318,612
Intangible assets	32,600	32,600
Goodwill	12,023	12,023
Other noncurrent assets	13,600	15,388
Total Assets	$1,042,025	$989,781

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$58,274	$78,850
Accrued and other liabilities	16,620	20,281
Current portion of operating lease liabilities	52,981	58,154
Total Current Liabilities	127,875	157,285
Long-term portion of operating lease liabilities	301,355	285,074
Deferred income taxes	17,341	11,844
Deferred compensation	11,639	9,840
Other	426	170
Total Liabilities	458,636	464,213
Total Shareholders’ Equity	583,389	525,568
Total Liabilities and Shareholders’ Equity	$1,042,025	$989,781

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended
	February 3, 2024	January 28, 2023
Cash Flows From Operating Activities
Net income	$73,348	$110,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,794	23,196
Stock-based compensation	4,887	5,434
Loss (Gain) on retirement and impairment of assets, net	130	(501)
Deferred income taxes	5,497	14,543
Non-cash operating lease expense	54,998	47,766
Other	728	962
Changes in operating assets and liabilities:
Accounts receivable	459	11,410
Merchandise inventories	43,948	(106,192)
Operating lease liabilities	(59,129)	(48,992)
Accounts payable and accrued liabilities	(22,214)	925
Other	(8,690)	(8,181)
Net cash provided by operating activities	122,756	50,438

Cash Flows From Investing Activities
Purchases of property and equipment	(56,281)	(77,293)
Investments in marketable securities	(403)	(976)
Sales of marketable securities	598	3,040
Other	1,447	1,195
Net cash used in investing activities	(54,639)	(74,034)

Cash Flow From Financing Activities
Proceeds from issuance of stock	183	187
Dividends paid	(12,190)	(9,972)
Purchase of common stock for treasury	(5,445)	(30,515)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(3,037)	(2,175)
Net cash used in financing activities	(20,489)	(42,475)
Net increase (decrease) in cash and cash equivalents	47,628	(66,071)
Cash and cash equivalents at beginning of year	51,372	117,443
Cash and cash equivalents at end of year	$99,000	$51,372

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

(Unaudited)

	Fourteen Weeks Ended February 3, 2024	% of Net Sales	Fifty-three Weeks Ended February 3, 2024	% of Net Sales

Reported net income	$15,520	5.5%	$73,348	6.2%
Acquisition-related fees and expenses	806	0.3%	806	0.1%
Tax effect of acquisition-related fees and expenses	(196)	0.0%	(196)	0.0%
Adjusted net income	$16,130	5.8%	$73,958	6.3%

Reported net income per diluted share	$0.57		$2.68
Acquisition-related fees and expenses	0.03		0.03
Tax effect of acquisition-related fees and expenses	(0.01)		(0.01)
Adjusted diluted net income per share	$0.59		$2.70

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

FOR FISCAL 2024 OUTLOOK

(Unaudited)

	Low End of Fiscal 2024 Outlook	High End of Fiscal 2024 Outlook

Net income per diluted share (GAAP)	$2.50	$2.70
Acquisition-related purchase accounting and transaction and integration expenses	0.07	0.07
Tax effect of acquisition-related purchase accounting and transaction and integration expenses	(0.02)	(0.02)
Adjusted diluted net income per share	$2.55	$2.75